UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2010

PHC, Inc.
(Exact Name of Registrant as Specified in its Charter)

Massachusetts
(State of Incorporation or Organization)

1-33323	04-2601571
(Commission File Number)	(I.R.S. Employer Identification No.)

200 Lake Street, Suite 102, Peabody, Massachusetts	01960
(Address of Principal Executive Offices)	(Zip Code)

 Registrant's telephone number, including area code: (978) 536-2777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁭ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⁭ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⁭ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⁭ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 12, 2010, PHC, Inc, (the “Company”), through its subsidiary Detroit Behavioral Institute, Inc., dba Capstone Academy, a wholly owned subsidiary of the Company (“Capstone Academy”), entered into a loan sale agreement with Bank of America, NA (“BOA”) to purchase its rights under certain identified notes (the “Notes”) currently in default, (the “Agreement”).

Under the terms of the Agreement, the Company will pay BOA $1,250,000 in exchange for all the rights of BOA in the Notes with a face value of $2,954,539 and a current value of $1,487,060 including interest.  The Notes are secured by a first Mortgage on the property leased and occupied by Capstone Academy, a 66-bed residential treatment facility with an appraised value of $2,000,000, and a second Mortgage on residential property owned by the maker of the Notes.

The Agreement contains customary representations and warranties of the parties and provisions under which the Company has agreed to provide BOA with a general release and indemnification against certain liabilities.  Upon consummation of the acquisition, the Company will assume all obligations of BOA under the Notes.  Although there are no related parties involved in this transaction, the Notes are secured by a first mortgage on the property occupied by Capstone Academy, as noted above.

On November 13, 2010, with the payment in cash to BOA of $1,250,000 less lease rental credits of approximately $123,000, the Company completed the purchase of the rights under the Notes from BOA.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHC, INC.

Date: November 18, 2010	By: /s/ Bruce A. Shear__________
Bruce A. Shear, President
and Chief Executive Officer